EXHIBIT 14.1

Code of Conduct Effective November 1, 2010

Our Code of Conduct
is a simple one:

Do the Right Thing.

Table of Contents

Letter from the President and CEO	1
Introduction	2
Overall Standard	2
Compliance with Laws, Rules and Regulations	3
Respect for Our Associates	3
Alcohol and Illegal Drugs	4
Dealing with Customers, Suppliers, Vendors and Competitors	4
Gathering Market Information	6
Protection of Sysco’s Assets, including Confidential Information	7
Accuracy of Company Records and Disclosures, and Authorization of Transactions	8
Retention and Disposal of Records and Documents	9
Inside Information and Securities Trading, including Stock Trading	10
Conflicts of Interest	11
Gifts, Meals and Entertainment	14
Accepting Gifts, Meals and Entertainment	14
Vacation Packages and Out of Town Trips	15
Refusing Gifts, Meals and Entertainment	16
Specific Dollar Limits on Gifts, Meals and Entertainment	16
Reporting of Gifts, Meals and Entertainment
Providing Gifts, Meals and Entertainment for Customers, Suppliers and Vendors	17
Gifts to Governmental Officials and Healthcare Providers	18
Political Affairs and Contributions	18
Asking Questions and Reporting Potential Violations of this Code of Conduct	19
No Retaliation	20
Anonymity and Confidentiality	20
Where is the best place to get help?	20
Administration and Waivers of the Code	21
Training	22
Conclusion	22
Sysco Code of Conduct Responsibility Statement	23

Dear Sysco Associates,

At Sysco, the basis for our Code of Conduct is a simple one:  Do the right thing. For over 40 years, Sysco’s business has been built upon the values of honesty, integrity and quality relationships with our associates, customers, suppliers, vendors, shareholders and communities.  Relationships require a strong foundation of mutual trust and understanding that is nurtured day after day.  That trust is earned, not just by following the letter of the law, but also by striving to “do the right thing”.

This Code of Conduct is based on these values and contains the fundamental principles of how Sysco conducts business.  It makes clear that all associates are expected to understand and appreciate the ethical considerations of their decisions and reaffirms our long-standing commitment to a culture of corporate and individual accountability and responsibility.  From a business perspective, doing the right thing means following our Code, speaking up, getting advice and complying with the law.  There is no way to provide rules of conduct that will apply to every possible situation.  We have established a broad, principles-based Code of Conduct which sets minimum goals and provides guidelines to cover the most common and most sensitive situations.  Remember that Sysco has many other policies and rules that help us do the right thing, and that all of us are responsible for being familiar with all of the policies and rules that apply to our job duties.  For situations not specifically included in this Code, or in Sysco’s other policies and rules, we still expect that Sysco and its associates will try to do the right thing.

Supporting our culture, the Code encourages and provides a variety of ways for you to report suspected or potential violations and no one who reports a suspected violation in good faith will be subject to retaliation. Please carefully read this Code of Conduct, discuss any questions that you may have with your supervisor and retain the Code for future use.

Sincerely,

William J. DeLaney
President & Chief Executive Officer

Introduction

This Code of Conduct has been adopted by Sysco’s Board of Directors and applies to (1) Sysco Corporation, (2) its operating companies, subsidiaries, divisions and affiliated companies and (3) all associates (including officers) of Sysco, regardless of where they are located.  Throughout this Code, the term “Sysco” is used to refer to Sysco Corporation, its operating companies, subsidiaries, divisions and affiliated companies.

It is important that you read and understand this Code, as well as all FAQs and other interpretive and training materials provided to you in connection with the Code.  As a member of the Sysco team, you must understand your individual responsibility to comply with this Code, Sysco’s policies and the law wherever you are.

Overall Standard

Always do the right thing.  At Sysco, we want to ensure ethical conduct, and everyone is expected to:

·	Practice the highest legal, moral and ethical standards of honesty, integrity and fairness in conducting Sysco’s affairs.

·	Use good judgment and avoid even the appearance of improper behavior.

·	Be accountable for your actions.

·	When in doubt, seek guidance before acting.

Please note that the Code is not intended to cover every applicable law or policy or provide answers to all questions that might arise.  You must rely on your sense of what is right, including a sense of when it is appropriate to seek guidance regarding the proper course of conduct.

FAQs
	Frequently Asked Questions (FAQs)	Throughout this document, you will find boxes containing Frequently Asked Questions (FAQs) that address some of the matters covered in Sysco’s Code of Conduct that often generate questions. They also include examples of situations Sysco associates may encounter. These FAQs are provided to help you determine the best course of action to take. If you have read these FAQs and still have questions, you should talk to someone, as described under “Asking Questions and Reporting Potential Violations of this Code of Conduct — Where is the best place to get help?”
I’m not certain about what to do….What should I consider before taking any action?	Consider your actions and ask for guidance. If you are ever in doubt about a course of conduct, ask yourself:
  Is it consistent with the principles of the Code?
  Is it ethical?
  Is it legal?
  Will it reflect well on me and Sysco?
  Would I want to read about it in the newspaper?
  Would I want my boss or Sysco’s management reading about it in the newspaper?
If the answer to any of these questions is “No,” don’t do it.  Use good judgment and avoid even the appearance of improper behavior.

Compliance with Laws, Rules and Regulations

Sysco values its reputation for complying with applicable governmental laws, rules and regulations in the conduct of its business.  While acting on behalf of Sysco, we must at all times obey all applicable federal, state and local governmental laws, rules and regulations.  This includes compliance with the laws of all countries where Sysco does business, including laws prohibiting bribery and corruption.  You should also avoid engaging in any conduct that, even though legally permissible, is inconsistent with Sysco’s ethical principles.  If any portion of the Code conflicts with applicable law, the law controls.  If there is any uncertainty about what is required or is prohibited by any law, rule or regulation, please seek guidance from Sysco’s Legal Department.

FAQs
What is expected of supervisors with respect to the Code?
Supervisors should at all times model appropriate conduct.  As a supervisor, you should:
  Ensure that the people you supervise understand their responsibilities under the Code and other Sysco policies.
  Take opportunities to discuss the Code and reinforce the importance of ethics and compliance with the associates under your supervision.
  Create an environment where associates feel comfortable raising concerns.
  Consider conduct in relation to the Code and other Sysco policies when evaluating associates.
  Never encourage or direct associates to achieve business results at the expense of ethical conduct, compliance with the Code or compliance with law.
  Always act to stop violations of the Code or the law by those you supervise.
  Respond to your associates’ questions and concerns related to the Code.  Answer any questions if you can, but do not feel that you must give an immediate response.  Seek help if you need it.  If an associate raises a concern that may require investigation under the Code, contact your operating company’s President or Human Resources representative, Sysco’s Legal Department or Sysco’s Department of Compliance & Commitment.

Respect for Our Associates

Sysco often refers to its employees as “associates” and considers them its most important asset.  We respect the human rights and the dignity of all associates and treat them fairly and honestly.  As part of this commitment, we maintain a safe, secure and healthy workplace for all of our associates.  We also expect our associates to treat each other fairly and honestly, with dignity and respect.

Sysco is an equal opportunity employer and is committed to an environment free from discrimination.  We are committed to a policy of promoting equal opportunity in all aspects of employment, including recruitment, hiring, job assignment, training, discipline, scheduling and promotions.  We also believe that associates have the right to work in an environment free from verbal or physical harassment, intimidation, exploitation or violence on account of race, sex, religion, color, national origin, gender, age, disability, sexual orientation, veteran status or any other category or classification protected by law.  Discrimination, harassment, intimidation, exploitation and violence will not be tolerated.  Further, we do not retaliate against associates who, in good faith, raise concerns about discrimination or harassment in the workplace.

FAQs
I overheard a co-worker threaten another associate, who was afraid to report the situation. What should I do?
Tell your supervisor or operating company’s Human Resources representative about the incident immediately. Sysco will not tolerate acts or threats of violence, harassment or intimidation and will investigate all reports. You have a responsibility to act when you know of an impropriety or threat or risk to any of our associates.

	I am a Sysco Marketing Associate. My District Sales Manager is planning a team-building activity to be held at a strip club. This makes me uncomfortable, and I don’t want to attend, but I don’t want my boss to think I’m not a team player. What should I do?	Sysco’s reputation should always be considered when choosing a location for a business meeting or work-related event. Equally important is the fact that we don’t want Sysco associates to feel disrespected or alienated by the choice of location for a work-related event. The location where your DSM is planning to hold this event is inappropriate and could negatively impact Sysco’s reputation. Your DSM should not have put you in this position, and you should not feel uncomfortable speaking up. In fact, it is your responsibility to do so. If you do not feel that you can share your concerns with your DSM, talk to your local Human Resources representative.
	Is it acceptable to have religious symbols and imagery in one’s own personal work area?	We respect associates’ desire to express religious beliefs in the workplace in a reasonable manner. However, as you express your own religious beliefs in the workplace, you must respect associates who have different beliefs.

Alcohol and Illegal Drugs

We are committed to maintaining a workplace that is free from the effects of illegal use or misuse of drugs and alcohol.  Such activities threaten our ability to serve our customers and compromise the safety of our associates, products and services.  Sysco will not tolerate any illegal use or misuse of drugs or use of alcohol while associates are engaged in Sysco business or while working at a Sysco location, except for reasonable alcohol consumption at a Sysco sponsored event.  All associates are subject to screening, and to periodic and random drug and alcohol testing, in accordance with applicable law.

Dealing Customers, Suppliers, Vendors and Competitors

In all of your business dealings with customers, suppliers, vendors and competitors, you must:

·	Seek competitive advantages through superior price, quality and service, rather than unethical or illegal business practices.

·	Avoid any unfair or deceptive practice and always present Sysco’s services and products in an honest and forthright manner.

·	Respect the rights of, and deal honestly and fairly with, Sysco’s customers, suppliers, vendors and competitors.

·	Select suppliers and vendors based on merit.

·	Compete vigorously and with integrity.

·	Negotiate and perform all contracts in a fair and ethical manner and in strict compliance with applicable laws, regulations and the terms of the contract.

·	Try to resolve disputes promptly.

·
Never offer, give, ask for, or take any form of bribe or kickback (the giving or accepting of money, fees, commissions, credits, gifts, favors or anything of value that is either directly or indirectly provided in return for favorable treatment).

·	Avoid seeking any advantage for Sysco through manipulation, abuse of privileged or proprietary information, misrepresentation of material facts or any other unfair practice.

·
Comply with all competition laws, including those prohibiting agreements or understandings with competitors to fix prices or other sales terms, coordinate bids or divide sales territories, customers or product lines.  These types of agreements with competitors are improper and generally illegal in the U.S. and many other markets where Sysco conducts business.

Antitrust laws regulate contact with Sysco’s competitors, as well as conduct with suppliers, vendors and others.  If your job duties involve contact with any of Sysco’s competitors, suppliers or customers, or if you have reason to believe that your activities may otherwise be affected by antitrust laws, you are expected to be familiar with and adhere to Sysco’s Guide to Antitrust Compliance.  If there are any questions regarding contacts with Sysco’s competitors, contact the Sysco Legal Department.

FAQs
My contact at a Sysco customer asked me for sales and marketing information about another Sysco customer that competes with her business. What should I do?
Always refuse, courteously, to give others information about our customers. It is unprofessional, could violate the terms of our agreement with the other customer and could result in a violation of the law.  Also, disclosing to a customer information about another customer sends the wrong message about how we protect our customers’ information.

	We use a lumper service at our operating company. Some of the lumpers have complained that they are not being paid for overtime. Does this matter? After all, it’s not my company. And the lumper service is probably saving everyone money by doing it their way.	Yes, it matters. What the lumper service is doing might put Sysco at risk for liability. But even if there would be no liability for Sysco, we still care. Doing things the right way means not looking the other way if you think a company we work with is doing something wrong. Do the right thing — talk with your supervisor.
	I am attending a trade association meeting and several members are discussing pricing strategy. What should I do?	If issues such as pricing strategy are discussed among competitors, there is the possibility that price-fixing or collusion could occur or be perceived to have occurred. Many countries, including the United States, prohibit the discussion of pricing among competitors for this reason. If you find yourself in this situation, it is extremely important that you excuse yourself from the meeting immediately. Promptly advise Sysco’s Legal Department of what you have observed.

Gathering Market Information

In order to keep current with developments in our industry, we have a responsibility and a right to obtain information about other companies, including our competitors.  We obtain this information through ethical and legal means – such as public conferences and documents, internet research, magazines, trade journals, and other published and written information.  Appropriately obtained market information may be discussed with customers, suppliers and vendors in the normal course of business.  We never seek information through illegal, improper or inappropriate means, such as hacking into restricted-access websites or computer systems, burglary, spying or wiretapping.

We respect the proprietary information and trade secrets of others, including our competitors.  We never solicit or knowingly accept information that would violate any duties that a Sysco associate owes to his or her former employer to keep information confidential.

FAQs
I have just joined Sysco as a new associate. My prior employer is one of Sysco’s largest competitors. Can I share some important confidential marketing information that I learned while working for this competitor?

No. This would breach the Code, your obligations to your previous employer, and might break the law as well. You may have a duty to protect information about your past employer, just as you must protect Sysco’s confidential information.  The general knowledge and skills you learned at a prior employer may be used in your new job at Sysco, but you must not bring to Sysco any confidential (or otherwise protected) materials that belong to your prior employer. If you have any questions about the status of any specific information you may have, check with Sysco’s Legal Department before using or disclosing it.

	I work as a Marketing Associate and my boss asked me to get a copy of a competitor’s invoice by digging through a customer’s dumpster or taking a copy off of a customer’s desk when they’re not looking. Is this ok since my boss asked me to do it?	You must never seek information about our competitors through illegal or improper means. Digging through a customer’s trash or taking a document from their desk is not appropriate and you should raise these concerns with your boss. If you do not feel that you can share your concerns with your boss, talk to your local Human Resources representative.
	Can I pretend to be a customer to get pricing information from our competitors?	No. Obtaining information about a competitor by misrepresenting your identity or by inducing an employee of the competitor or a third party to divulge confidential information is inappropriate and may be illegal. Gathering information about our competitors is a legitimate business activity when done lawfully and ethically.

Protection of Sysco's Assets, including Confidential Information

All associates are expected to protect Sysco’s assets and ensure their efficient use in the manner intended.  Theft, carelessness and waste have a direct impact on Sysco’s profitability.  Sysco assets should only be used for legitimate business purposes; do not use Sysco assets for your personal benefit or the benefit of anyone other than Sysco.  Any suspected incident of fraud or theft must be immediately reported for investigation.  Corporate associates should provide reports of suspected incidents of fraud or theft to Sysco’s Controller or Assistant Controller.  Operating company associates should provide such reports to their company president or chief financial officer, who will notify Sysco’s Controller or Assistant Controller.

The obligation to protect Sysco’s assets includes confidential and proprietary information, which are valuable Sysco assets.  This includes pricing and cost information, business processes and procedures, financial information, future business plans, trade secrets and information regarding customers, suppliers and vendors.  Confidential information also includes information that has been given to Sysco to use and protect as part of business agreements, such as confidential or proprietary information belonging to our customers, suppliers and vendors.

Confidential information should only be shared with those people who are authorized to see it and who need the information in order to perform work for Sysco.  Confidential information must not be shared with anyone outside of Sysco unless (1) they have a legitimate business relationship with Sysco, (2) they need to know the information in order to conduct business with us, and (3) such disclosure is not prohibited by law or by an agreement with a third party.  Inappropriate or unauthorized disclosure of confidential information may damage our business and the business of our customers, suppliers and vendors.  You should take care to prevent unauthorized disclosure.  Unauthorized disclosure is a violation of Sysco policy and, in some cases, may also violate the law.  Unauthorized disclosure could also result in fines, penalties or legal action against Sysco or the individuals involved.

Sysco respects privacy and protects personal information.  You are expected to protect any personal information you may have access to that belongs to or relates to current and former associates, members of Sysco’s Board of Directors, customers, job applicants, online users, and Sysco’s various business partners.  You must never seek out or use any such personal information unless you have both (1) a legitimate business purpose and (2) a legitimate need to know.  If your job involves handling private information, you are expected to be familiar with and comply with all relevant privacy laws and related Sysco compliance policies, including our Health Insurance Portability and Accountability Act (HIPAA) Privacy Policy.

FAQs
Is it a misuse of Sysco’s assets to call my dentist’s office to set up an appointment?
No.  You should use a common sense approach.  For example, the occasional personal phone call or e-mail from your workplace is acceptable.   Excessive personal calls or e-mail or excessive personal use of Sysco’s computers is a misuse of Sysco assets and a violation of the Code.

FAQs
What are some examples of misuse of Sysco assets?
  An associate used Sysco computers and equipment, as well as time at work, to design and print wedding invitations.  The associate misused Sysco assets.
  A marketing associate had access to Sysco tickets to sporting events to be used for customer promotions.  The associate sent some of the tickets to a friend working at a hotel chain in exchange for free hotel rooms for the associate’s personal use.  The associate misused Sysco assets.
  An associate persistently takes care of personal business on company time, such as picking up dry cleaning, balancing a personal checkbook and shopping for personal gifts.  The associate misused his work time, which is a Sysco asset.

	I have just accidentally received an e-mail with a file containing the salaries of several other associates. May I share it with other people at work?	No. You and your friends at work have no business reason to have this information. You should delete the e-mail and bring the error to the sender’s attention. Disclosing the information to other associates is a violation of the Code.
	I work as a Sysco Marketing Associate. My roommate works in a similar position for Sysco’s biggest competitor. Can I discuss my work with my roommate?	You have an obligation to protect Sysco’s assets, including confidential and proprietary information. Sharing information about Sysco’s pricing and cost structure, business processes and procedures, financial information, future business plans, trade secrets and information regarding customers, suppliers and vendors would be inappropriate. It might also damage our business and the business of our customers, suppliers and vendors. When you have a close relationship with someone who works for a competing business, you should take care to prevent unauthorized disclosure of Sysco’s confidential information. You should also consider whether the relationship creates a conflict of interest between your personal interests and the interests of Sysco.

Accuracy of Company Records and Disclosures, and Authorization of Transactions

Accurate record keeping is critical.  We have a responsibility to report all business information in a timely and accurate manner, and federal law requires us to create and maintain accurate books and records.  This includes not only financial accounts, but other records such as hours worked, expense reports, shipping and receiving data, and benefits information.  Ensuring accurate and complete business and financial records is everyone’s responsibility, and is not just the responsibility of Sysco’s accounting, finance, human resources and payroll personnel.  Accurate recordkeeping and reporting reflects on Sysco’s reputation and credibility and ensures that Sysco meets its legal and regulatory obligations.  Information (whether stored in writing or electronically) must not be falsified or concealed under any circumstance.  Federal recordkeeping laws require more than not falsifying records.  Sysco also has a duty to ensure that its records are complete and contain enough information for someone else to later determine the nature of the transactions recorded.  We must all do our part to make sure that this duty is satisfied.

Federal law also requires us to make sure that all transactions and company expenditures are properly authorized, no matter how small or seemingly insignificant the transaction or expenditure may be.  This means you must not make any agreements or spend funds on behalf of Sysco without proper authority.  It is also important that our records show that all such transactions and expenditures were in fact properly authorized.

You are obligated to cooperate fully with our internal and external auditors.

More information about federal recordkeeping requirements is contained in our Foreign Corrupt Practices Act Compliance Policy (“FCPA Policy”).  More detailed information about our internal controls is contained in our Financial and Accounting Methods Manual.

As a public company listed on the New York Stock Exchange, Sysco is required to file documents with the Securities and Exchange Commission (SEC).  Sysco is also subject to requirements regarding the disclosure of material developments to the public in an accurate and timely fashion.  As a result, Sysco and its associates must ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that Sysco files with, or submits to, the SEC and in other public communications made by or on behalf of Sysco.

FAQs
What are examples of Code violations relating to records maintained by Sysco?
  An associate attempted to obtain Sysco medical coverage for her adult children by submitting a form claiming that her children were full-time students.  In fact, her children were no longer students.  The associate falsified Sysco records.
  A marketing associate estimated that he would not meet his targets for the month.  To make up the difference, he hired an external warehouse to receive product and then recorded shipments to the warehouse as sales.  The marketing associate falsified financial records.
  An associate used another person’s name and eligibility for employment documentation that was not legitimate to complete the employment application and I-9 forms.  The associate falsified Sysco records.

My supervisor asked me to prepare a purchase order for services costing $30,000. Her spending authority is only $25,000. Can I break the request into two purchase orders to avoid getting higher level approval? What should I do?

Not getting the proper approvals violates Sysco policy, which is to ensure that adequate internal accounting controls are maintained and operating effectively. It can also cause a violation of federal law, which requires Sysco to make sure that all expenditures are properly authorized. We count on you to do your part to make sure that we comply with these laws.

Retention and Disposal of Records and Documents

Business records and documents will be retained and destroyed in accordance with Sysco’s records retention policies, as well as the policies and regulatory requirements of your department.  You must follow Sysco’s records retention policies and your department’s policies and requirements to ensure that Sysco complies with its legal obligations related to company records.

Inside Information and Securities Trading, including Stock Trading

You may learn of important information about Sysco before such information has been disclosed to our public investors.  Some of that information may be considered “material” because a reasonable investor would consider it important to his or her decision to buy or sell Sysco securities, or to a decision about how to vote any Sysco stock he or she may own.  “Securities” include common stock, restricted stock units, options, put, calls, notes, debentures and any other debt or equity securities.  Examples of material information may include earnings information, strategic business plans, plans for significant acquisitions or divestitures, stock splits, major management changes and changes in dividend rates.  In the course of your job duties, you might also learn material information about other companies (potential acquisition targets, for example).

It is a violation of this Code for any Sysco associate to buy or sell Sysco securities (such as shares of Sysco stock), or the securities of Sysco’s existing or potential business partners, while in possession of material inside information relating to Sysco or its business partners, except to the extent specifically permitted by Sysco’s Policy on Trading in Company Securities. In fact, in most instances, it is illegal for anyone to buy or sell securities on the open market based on material inside information or to pass this information on to someone else who then buys or sells securities on the open market.

To reduce the chance of disclosing what may be material inside information, you should take care in discussing Sysco business in casual conversation or in public places.  For additional information about the appropriateness of trading a security under these and other circumstances, you should refer to Sysco’s Policy on Trading in Company Securities.

Federal laws restrict when Sysco and its associates can disclose material inside information to Sysco security holders, broker-dealers, investment advisers, investment companies, analysts, and investment bankers.  These matters are covered in our Disclosure Policy.  Only those associates who are authorized to do so under the Disclosure Policy should communicate any information regarding Sysco to any Sysco security holder or any of the types of persons described above.

You should also consult “Protection of Sysco’s Assets, including Confidential Information” above.

FAQs

My neighbor is always asking me whether he should buy Sysco stock.  Yesterday, he asked me what I thought about Sysco’s earnings expectations for this fiscal year and the next few years.  I have access to the management team’s financial projections.  Can I share this information with my neighbor?

No. Telling your neighbor material non-public information with the expectation that he may buy or sell Sysco stock based on that information is called “tipping” and is illegal.  In addition, disclosure of such information would violate your obligations to keep Sysco’s business information confidential.

I have learned that Sysco is considering the acquisition of a small, publicly-traded foodservice distribution company. May I acquire the stock of this company in anticipation of the acquisition?
No.  Your trading on the basis of non-public information in this situation is illegal, even though you are trading in the stock of another company and not Sysco. In addition, trading on the basis of this information violates the Code, not only because it is illegal, but because it is using Sysco information for personal gain.

Conflicts of Interest

You are expected to act in the best interests of Sysco while performing your job.  You must not engage in activities that create, or even appear to create, a conflict between your personal interests and relationships and the interests of Sysco.  Your personal interests and family or other relationships must not interfere, or appear to interfere, with your ability to make decisions in the best interests of Sysco.  A conflict situation can occur when your personal interests make it difficult to perform your work objectively, effectively and in the best interests of Sysco. You should also exercise good judgment and avoid engaging in any conduct that would embarrass Sysco, compromise its reputation or otherwise raise questions about our honesty and integrity.

For purposes of considering potential conflicts of interest, your family members include your spouse, parents, siblings, grandparents, children, grandchildren, mothers- or fathers-in-law, and same or opposite sex domestic partners.  Also included is any family member who lives with you or who is otherwise financially dependent on you, or on whom you are financially dependent.  Even when dealing with family members beyond this definition, take care to ensure that your relationship does not interfere, or appear to interfere, with your ability to act in the best interests of Sysco.

Any activity or relationship that presents, or appears to present, a conflict of interest must be reported to your immediate supervisor before you engage in the activity.  If you are an officer of any Sysco company, you must also report such activity to Sysco’s General Counsel.  Your supervisor and, if applicable, Sysco’s General Counsel, will work with you to determine whether a conflict actually exists.  Sysco’s Board of Directors has also adopted a Related Person Transaction Policy applicable to all executive officers and directors of Sysco Corporation to ensure compliance with all applicable laws and regulations.

Examples of conflicts or potential conflicts that must be disclosed and resolved include:

·
Receiving any financial or personal benefit (either yourself or through a family member) from or on behalf of a company that competes with Sysco, does business with Sysco or seeks to do business with Sysco, except in compliance with “Gifts, Meals and Entertainment” below.

·
Either you or members of your family having financial ownership (direct or indirect) in a competitor or any supplier, vendor, customer or other company that does or seeks to do business with Sysco (as an exception to this rule, you may own up to 1% of the stock of a publicly-traded company that is a competitor, supplier, vendor, customer or other company that does or seeks to do business with Sysco).  These restrictions on outside investments do not apply to mutual funds or similar investments in which you do not have direct control over the particular companies included in the fund.

·
Serving as a director, officer, consultant, owner or employee of any company or agency that competes with Sysco, does business with Sysco or seeks to do business with Sysco.  Before you accept employment or another work assignment outside of Sysco, you must consider whether it could create a conflict of interest with your work at Sysco or violate any local management policy of any Sysco company.

·
Acting on behalf of Sysco in any transaction with another company in which one of your family members has a significant investment or other material financial interest or with a company that employs a family member with management responsibility.

·
Taking, or directing another company to take, a business opportunity discovered through the use of Sysco’s property or information or through your position with Sysco.  If you become aware of a business opportunity that Sysco may have an interest in pursuing, you should present the opportunity to Sysco.

·	Having outside business interests that could affect your job performance because of the amount of time and attention diverted from your responsibilities at Sysco.

·	Using Sysco’s property, information or position for your personal gain or the personal gain of a friend or family member.

·	Accepting certain gifts and entertainment (see “Gifts, Meals and Entertainment” below).

If you are uncertain if a conflict exists, contact your supervisor, a Human Resources representative, or Sysco’s Legal Department for clarification. If you are an officer of any Sysco company, you should consult Sysco’s General Counsel.

FAQs
How do I determine if I have a Conflict of Interest?
In any potential conflict of interest situation, ask yourself:
  Could my personal interests interfere with those of Sysco?
  Might it appear that way to others, either inside or outside of Sysco?
When unsure, seek guidance from your supervisor, local Human Resources representative or Sysco’s General Counsel.

Do the Code’s conflict of interest provisions apply to people with whom I have a close personal relationship but who are not my relatives?
The Code offers examples of areas where conflicts may arise, but it cannot describe every situation that could create a conflict. Always keep in mind what the Code tells us is the concern regarding conflicts of interest – an activity or relationship that interferes, or appears to interfere, with your loyalty and objectivity toward Sysco. If you have a personal relationship that has the potential of interfering with how you make decisions at work, or could appear to others to do so, a conflict of interest may exist. Tell your supervisor so that the situation can be addressed.  If you are an officer of Sysco Corporation or any of its operating companies, you must also tell Sysco’s General Counsel.

My sister owns a small restaurant. I work as a Sysco marketing associate. Can I serve as the marketing associate who services my sister’s restaurant for Sysco?
Associates should avoid any conduct that could be perceived as a conflict of interest.  Therefore, as a first step, you should tell your supervisor about your sister’s ownership of the restaurant.  If there is another marketing associate who could easily service your sister’s restaurant, then the supervisor should assign another associate to it.  If, however, you work in a rural area, there may not be another marketing associate who can easily service the restaurant.  In that instance, your supervisor may allow you to service your sister’s restaurant, but in doing so you must follow the Code at all times.  This means that you cannot give your sister a “good deal” that you wouldn’t provide other Sysco customers.

I work in one of Sysco’s payroll departments. May I work as a weekend bartender at one of Sysco’s customers?
Subject to state and local law, your local management is responsible for determining whether to allow outside employment.  Outside employment is permissible under the Code as long as it does not interfere with your ability to do your job at Sysco and does not create a conflict of interest or appear to create a conflict of interest.  Working as a weekend bartender for a Sysco customer with whom you wouldn’t otherwise have contact probably won’t create or appear to create a conflict of interest.  However, if you were a marketing associate who serviced the Sysco customer, working as a weekend bartender likely would create a conflict of interest.  You should discuss any outside employment with your supervisor or local Human Resources representative.

FAQs
	Can I work for one of Sysco’s competitors?	No. Working for a competitor while working for Sysco would be a conflict of interest.
	I am a Sysco marketing associate. My brother, who works for Sysco’s biggest competitor, meets me for lunch once a week at a local restaurant. Is this a violation of the Code?	You may have family members or friends who are employed by, or have ownership interests in, customers, suppliers, vendors or competitors of Sysco. If you have a close relationship with a customer, supplier, vendor or employee of a competitor, take care to ensure that your family relationship or friendship does not affect, or appear to affect, your ability to act in the best interests of Sysco. Having a family member, roommate or close friend who works for a competitor is even more complex because it is more likely to create the appearance of impropriety. Get help in determining whether an actual or apparent conflict of interests exists and, if so, how you should address it.
	Before I joined Sysco as an accounts payable associate, I owned 20% of a local restaurant. Is it a conflict that I still have this ownership interest?	Maybe. You will need to tell your supervisor about your ownership interest in the restaurant. If you do not have any interaction with the restaurant in your position at Sysco, your supervisor may determine that it doesn’t present a conflict of interest. Each situation should be examined in light of the facts and circumstances, including your position at Sysco.
	I work as a marketing associate in one of Sysco’s operating companies. I’ve become close to some of my Sysco customer accounts and they know that I am participating in a charity bike ride. Some of them would now like to donate to my ride…can I accept the donations?	Maybe. Remember that Sysco’s rules are based on perception and reasonableness. It is probably ok if one of your regular Sysco customer accounts wants to donate $20 to your charity bike ride when most other donors are donating $10 to $100 each. However, if a Sysco customer wanted to donate an expensive new bicycle to you for the ride or donate a much larger amount than any of the other donors, it could be considered as using your Sysco position for personal gain and you should politely decline the donation. You should also consult “Gifts, Meals and Entertainment” below.

Gifts, Meals and Entertainment

Our business decisions are made on merit.  Therefore, you must never directly or indirectly give, offer or receive anything of value to influence any person’s business decision unethically or in order to gain an unfair or improper advantage.  Our rules, which are described below, are generally based on a reasonable standard, so remember that perception and moderation are the key.  However, gifts, meals and entertainment that involve foreign officials, government employees or employees of a healthcare provider are subject to stricter rules.

Accepting Gifts, Meals and Entertainment

You may only accept gifts, meals or entertainment from customers, suppliers or vendors if doing so does not compromise, and does not appear to compromise, your ability to make objective business decisions in the best interests of Sysco.  You must never accept gifts, meals or entertainment that would appear to undermine or influence good business judgment.  You may only accept gifts, meals or entertainment that are reasonable and appropriate under the circumstances.

Gifts may never be accepted from a Sysco competitor.  Except in narrow circumstances in which you have received prior approval from Sysco’s General Counsel or Associate General Counsel, you may not accept meals or entertainment from Sysco’s competitors.  Even if you have obtained the necessary approval, the rules described above also apply to the acceptance of meals or entertainment from competitors.

In addition, you should never do any of the following in relation to a Sysco customer, supplier, vendor or competitor:

·	accept gifts of cash or checks.

·	accept any Visa, American Express, Mastercard or other gift cards that can be used as cash anywhere.

·	accept any other gift cards or gift certificates (such as a restaurant gift card) in excess of $50.

·	accept gifts, meals or entertainment in exchange for doing, or promising to do, anything.

·	ask for gifts, meals or entertainment.

·	accept gifts, meals or entertainment if open disclosure of the matter would embarrass Sysco or the individuals involved.

·	accept gifts, meals or entertainment if you do not believe that it complies with the rules of the giver’s company.

If you have any doubt about whether acceptance of a gift, meal, or entertainment complies with the Code, you should consult with your supervisor prior to acceptance.  Officers of Sysco with questions or concerns should consult with Sysco’s General Counsel.  Gifts or discounts offered to a large group of associates as part of an agreement between Sysco and a customer, supplier or vendor may be accepted and used as intended by the customer, supplier or vendor provided that the appropriate Sysco senior management approval has been obtained.

FAQs
A vendor has offered me free tickets to a baseball game that I really want to attend. May I accept?
Maybe.  The most important consideration when deciding whether to accept a gift or paid-for-entertainment, such as tickets to a sporting event, is whether receiving it could compromise or appear to compromise your ability to maintain an objective, impartial and fair business relationship.  For this reason, gifts, meals and entertainment must not be excessive and must be intended only to facilitate business goals.  You should consider all of the facts and circumstances, including the fair value of the gift or entertainment, whether the vendor will be present at the event, the frequency of gifts and entertainment received from the vendor and the status of the business relationship with the vendor.  If there is any question, you should seek your supervisor’s approval before accepting the gift.

I work closely with one of Sysco’s suppliers of cleaning products. The supplier has offered me a $25 gift card to a local restaurant. Can I accept the gift card?
Maybe.  First, you should check the policies of your local company, the corporate officer to whom you report and your department because many of our operating companies and departments have adopted policies regarding the acceptance of gift cards or gift certificates that are more restrictive than the Code.

If a specific policy that applies to you does not prevent the acceptance of gift cards, you must consider the general rules of the Code applicable to gifts.  You may only accept gifts that are reasonable and appropriate under the circumstances and only if doing so does not compromise, or appear to compromise, your ability to make objective business decisions in the best interests of Sysco.

A potential supplier that would like Sysco's business invites me to lunch at least twice a month. What should I do?
Accepting lunch invitations is permissible if you are meeting for a business purpose, but frequent or extravagant meals can appear to create a conflict of interest. Consult your supervisor. Accepting more than a few of these invitations would violate the Code.

I work closely with Sysco’s frozen vegetable suppliers. One of the suppliers has offered me a small gift each week for the last two months. Is this ok?
You may only accept gifts that are reasonable and appropriate under the circumstances and only if doing so does not compromise, or appear to compromise, your ability to make objective business decisions in the best interests of Sysco.  In order to be reasonable and appropriate, a gift must only be received occasionally.  As soon as you realize that the supplier intends to give you these gifts on a frequent and recurring basis, you must ask them to stop.  In addition, you should tell your supervisor about the situation.

Vacation Packages and Out-of-Town Trips

Vacation packages, hotel accommodations, out-of-town trips or other similar items of value in connection with business travel and entertainment are considered gifts and are subject to the principles described in the Code.  You must always obtain prior approval from your supervisor (and if your supervisor is not an officer of Sysco Corporation or one of its subsidiaries, the officer to whom your supervisor ultimately reports) before accepting a vacation package, hotel accommodations, trip or other similar items of value from a Sysco customer, supplier or vendor, even if it is being provided in connection with business travel and entertainment.  Your supervisor or the relevant officer has discretion to withhold approval for any reason; further, you supervisor and the relevant officer do not have authority to approve the request if the items are not both reasonable and appropriate under the circumstances.

Refusing Gifts, Meals and Entertainment

If you are offered a gift, meal or entertainment that does not comply with the principles described above, politely decline and explain Sysco’s rules.  If returning a gift or refusing a meal or entertainment offer would offend the giver, or the circumstances under which a gift was given preclude its return, you may accept the gift, meal or entertainment, but should notify your supervisor as soon as reasonably possible.  For gifts that did not comply with our principles but you were unable to refuse or return, your supervisor will work with you either to donate the gift item to charity or distribute or raffle the item among a larger group of associates.

Specific Dollar Limits on Gifts, Meals and Entertainment; Reporting of Gifts, Meals and Entertainment

Your local company management, the corporate officer to whom you report and the supervisor in charge of your department have the discretion to:

·	establish a higher standard of compliance or stricter criteria for gifts, meals and business entertainment than what is contained in this Code

·	establish an absolute prohibition on gifts,

·	establish a dollar value maximum for gifts, meals and business entertainment which would be less than the Code would otherwise allow, and

·	establish requirements for pre-approval or reporting of gifts, meals and business entertainment in addition to the pre-approval requirements described under “Vacation Packages and Out-of-Town Trips”.

You are responsible for making yourself familiar with any policies and procedures that may apply to you at your particular location.  Even if a gift, meal or entertainment opportunity offered to you complies with the policies and procedures established by your local company management, the corporate officer to whom you report or the supervisor in charge of your department, it must still comply with the principles established in the Code.  You may only accept gifts, meals or entertainment that are reasonable and appropriate under the circumstances. If you have any doubt about whether acceptance of a gift, meal, or entertainment complies with the Code, you should consult with your supervisor prior to acceptance.

Providing Gifts, Meals and Entertainment for Customers, Suppliers and Vendors

You may not furnish or offer to furnish any gifts, meals or entertainment to a person who has business dealings with Sysco under circumstances that might create the appearance of impropriety.  Such items may be provided, other than to healthcare providers and their employees, governmental officials and governmental employees, and certain foreign persons, if all of the following requirements are satisfied:

·	they are reasonable in the context of the business relationship,

·	they support Sysco’s legitimate business interests,

·	they are of modest value, and

·	they are not against the law or the policy of the recipient’s company.

See also “Gifts to Governmental Officials and Healthcare Providers” below.  Note also that gifts to persons who are considered “foreign officials” under federal law are governed by Sysco’s FCPA Policy.  Be aware that individuals may be “foreign officials” even though they are not actually government employees.

Always be sensitive to our customers’, suppliers’ and vendors’ own rules on receiving gifts, meals and entertainment.  Moderation and appearance is the key…as a rule of thumb, never spend more on entertaining a customer, supplier or vendor than you would reasonably spend on yourself.  Gifts or entertainment offered to customers, suppliers and vendors as part of an incentive program approved by Sysco’s senior management are allowed so long as they fall within the program guidelines and are used as intended by Sysco.

FAQs
I work closely with one of Sysco’s largest customers. I would like to take one of the customer’s employees to a professional baseball game in our city. Can I?
Do you believe that this baseball game is a reasonable complement to your business relationship and supports Sysco’s legitimate business interests?  Are the tickets of modest value?  Can the customer’s employee attend the game under his company’s entertainment policy?  If the answer to all of these questions is yes, you can probably take the customer’s employee to the game.  Moderation and appearance is the key…if you would reasonably buy these baseball tickets yourself, you can use them for business development so long as your intentions are not to inappropriately influence business decisions by the customer.

A public health inspector has arrived at a Sysco facility. May I present a case of product to the inspector as a sign of good will?
No.  You should never give anything of value to a government official without prior approval from Sysco’s General Counsel.  Giving the product, or anything else of value, to the health inspector under these circumstances could be perceived as a bribe intended to influence the inspector’s review of the facility.

Gifts to Governmental Officials and Healthcare Providers

Giving gifts, entertainment or anything of value to any domestic or foreign governmental official or employee is highly regulated and often prohibited.  A governmental employee is any individual employed by a federal, state or local entity, or a consultant acting on behalf of the entity.  For this reason, you must not directly or indirectly pay, give, offer or promise any gift, entertainment or thing of value to any governmental official or employee unless you have received approval from Sysco’s General Counsel.  For additional information, please review Sysco’s FCPA Policy.

Under some circumstances, giving a gift, entertainment or anything else of value – even a small holiday gift – to a healthcare provider, such as a hospital or nursing home, could violate federal anti-kickback laws.  For this reason, Sysco prohibits giving any gifts, entertainment or anything else of value to any healthcare providers or their employees for any purpose without written advance approval from Sysco’s General Counsel.

FAQs

I was told that I could hire a consultant to take care of getting all the permits we need from a foreign government. He requested a $40,000 retainer and said that he would use the money to “help move the process along.” Since we don’t really know where the money is going, do we have to worry about it?

Yes, you do have to worry about it.  You must know where that money is going and for what purpose it is being used.  Moreover, Sysco is required to take steps to ensure that this money is not used as a bribe, or for any improper purpose.  Sysco's FCPA Policy specifically discusses this issue.  You must seek the advice of your supervisor and Sysco’s Legal Department immediately.  You must not enter into any contract with the consultant unless you have prior written approval from Sysco's General Counsel.

Political Affairs and Contributions

Sysco believes that its associates should be free to participate in lawful political activity as they see fit.  However, associate political activity of a personal nature must take place on your own time and at your own expense.  You should never put pressure on fellow associates to support or contribute time or money to a candidate or political cause.  When you participate in political activities, you do so as an individual citizen.  You should never speak for, or give the impression that you are speaking on behalf of, Sysco unless authorized to do so by Sysco’s General Counsel.  No Sysco funds, property or services are to be used to support any political party or candidate without the prior approval of Sysco’s General Counsel.  Furthermore, payments made with Sysco funds to any foreign officials, political candidates or political parties outside the U.S. are prohibited.

FAQs
	A customer’s wife is running for political office and I would like to help with the campaign. Is this allowed?	Yes. Your personal political activity is your business. Just make sure that you do not use Sysco resources, including Sysco time, e-mail or the Sysco name, to advance the campaign.

Asking Questions and Reporting Potential Violations for this Code of Conduct

We all have an obligation to uphold Sysco’s ethical standards.  If you observe behavior that concerns you, or that may represent a violation of our Code, you must raise the issue promptly.  Doing so will allow us an opportunity to deal with the issue and correct it, ideally before it becomes a violation of law or a risk to health, security or our reputation. By identifying problems or asking for help, you enhance our reputation for honesty, integrity and trust, and ensure our Code of Conduct is followed and enforced.  Sysco will protect any associate who raised a concern in good faith.  Failure to report conduct that you know to be a violation of the Code is also a Code violation.  It is also a violation of the Code to knowingly make a false accusation, lie to investigators or interfere or refuse to cooperate with a Code investigation.  You should speak up when you:

·	believe that our values, our Code of Conduct or our policies are not being followed;

·	think that laws, regulations or permit conditions are not being followed;

·	identify a potential accounting irregularity or auditing violation;

·	think that there has been theft, fraud or embezzlement;

·	have a question or concern; or

·	need advice or help.

We take all reports of possible misconduct seriously.  We are committed to:

·	reviewing any report made in good faith in a prompt manner,

·	investigating the matter to make a determination whether the Code or the law has been violated, and

·	taking appropriate corrective action.

Violations of this code may result in disciplinary actions, including termination of employment.

FAQs
If I report a concern will I get in trouble?
No. You will not be reprimanded or subject to discipline if you suspect in good faith that something is wrong. As a Sysco associate, you have a responsibility to report a possible violation of the Code.

What happens if I make accusations that turn out to be false?
Sysco will protect any associate who raised a concern in good faith, but it is a violation of the Code to knowingly make a false accusation, lie to investigators or interfere or refuse to cooperate with a Code investigation.  Honest reporting does not mean that you have to be right when you raise a concern; you just have to believe that the information you are providing is accurate.

No Retaliation

We value the help of associates who identify potential problems that Sysco needs to address.  Associates should feel free to report what they believe, in good faith, to be violations of this Code or any applicable law without fear of retaliation.  Sysco prohibits retaliation against anyone who reports a concern in good faith.  This means the fact that an associate who has raised a concern honestly or participated in an investigation cannot be the basis for any adverse employment action, including separation, demotion, suspension, loss of benefits, threats, harassment or discrimination.  Never hesitate to call Sysco’s Legal Department or Department of Compliance & Commitment if you feel that you have been retaliated against for speaking up.  Individuals engaging in retaliatory conduct will be subject to disciplinary action, up to and including termination of employment.  If you work with someone who has raised a concern or provided information in an investigation, you should continue to treat that person with courtesy and respect.

Anonymity and Confidentiality

Sysco provides you with several anonymous and confidential ways to report concerns about conduct or situations that you believe violate our Code of Conduct or local, state or federal laws or regulations.  Anonymous calls, while taken seriously, are sometimes difficult to investigate and generally make it impossible for us to respond to you, so we encourage you to identify yourself if you are comfortable doing so. If you make your identity known but indicate your wish to remain anonymous to your supervisor, department or local operating company, we will do our best to keep your identity confidential.  However, sometimes anonymity can be broken during the investigation because of the nature of the concern.  To help maintain confidentiality, avoid discussing the issues you raised, or any investigation, with other associates.  Because we strive to maintain confidentiality in all investigations, we may not be able to inform you of the outcome of an investigation.

Where is the best place to get help?

You have several options for raising issues and concerns:

·
Your supervisor, a Human Resources representative or the local Sysco management team are always a good place to start if you have a question or concern. Each local operating company should have a designated person to maintain a log of complaints.  Supervisors, Human Resources representatives and managers who receive complaints or concerns, whether verbal or written, should communicate those complaints or concerns to the designated associate so that the complaint may be logged in a timely manner. Logs will also be maintained for ethics complaints made to the Department of Compliance & Commitment.

·
If you do not feel comfortable speaking with your supervisor, a Human Resources representative or your local Sysco officer team about a particular issue, several other options are available to you, as described below.  In addition, you should not hesitate to directly contact the General Counsel’s office, Legal Department or Department of Compliance & Commitment, particularly if there is any concern about retaliation or if allegations involve individuals in management.

·
The Sysco Associate Hotline is also available tollfree at 1-877-777-4020 or by email at syscoethics@corp.sysco.com and is available 24 hours a day.  We have also set up a process for employees to submit concerns on an anonymous and confidential basis (although you should be aware of the limitations described above under “Anonymity and Confidentiality”).  For more information on this process, please go to www.openboard.info/syyet. You can also submit an e-mail message to syyet@openboard.info or a voicemail message by calling 866-265-6880.

·
The Audit Committee of Sysco Corporation’s Board of Directors has also established special procedures for associates and other interested individuals to submit concerns or complaints regarding questionable conduct related to accounting, internal accounting controls or audit matters on an anonymous and confidential basis (although you should be aware of the limitations described above under “Anonymity and Confidentiality”).  They may be submitted by calling Sysco’s hotline at 1-866-814-1485.  Sysco’s website also contains ways in which you may reach the Audit Committee in writing or via the internet, as described under the “Contact the Board” portion of Sysco’s website at www.sysco.com.

Administration and Waivers of the Code

The responsibility for administering this Code rests with the Ethics Compliance Group, with oversight by the General Counsel, the Ethics Advisory Board and the Corporate Governance and Nominating Committee of the Board of Directors.

If you are the Chief Executive Officer, Chief Financial Officer or President of Sysco Corporation; an Executive Vice President or Senior Vice President of Sysco Corporation; or an individual designated as an “executive officer” of Sysco Corporation under the rules of the Securities Exchange Act of 1934, any waiver of this Code will only be granted to you by the Corporate Governance and Nominating Committee of Sysco Corporation’s Board of Directors.  Waivers granted to such officers will be disclosed as and to the extent required by law or the rules of any stock exchange on which Sysco securities are listed.

Waivers to this Code involving other associates may be made by the Chief Executive Officer of Sysco Corporation.  Such waivers will be reported to the Corporate Governance and Nominating Committee of the Board of Directors on at least an annual basis.

FAQs
Ethics Compliance Group and Ethics Advisory Board
Sysco has established the Ethics Compliance Group to administer and interpret the Code.  The Ethics Advisory Board oversees the compliance and ethics program under the direction of the Chief Executive Officer, the General Counsel and the Corporate Governance and Nominating Committee of Sysco’s Board of Directors.  However, making sure the Code of Conduct is followed is the overall responsibility of Sysco’s leadership and each individual associate.  The compliance and ethics program requires the commitment and support of everyone who works for Sysco – to ensure that the Code of Conduct lives and breathes in everything we do.

Training

Each Sysco company is responsible for providing timely training to all newly-hired associates, as well as annual ethics training for all associates.  Sysco’s Department of Compliance & Commitment will provide you with ethics training materials and guidance.

Conclusion

This Code will not give you an answer for every situation.  If you have questions, please seek additional guidance.  If you have any doubt about the right thing to do, ask your supervisor, a Human Resources representative, Sysco’s Legal Department or Sysco’s Department of Compliance & Commitment.

All statements contained in this Code:

·	are intended to reflect general policies, principles and procedures,

·	do not represent contractual commitments on the part of Sysco, and

·	may be changed at any time without prior notice.

Nothing in this Code grants any associate any right to continued employment or benefits under any employee benefit plan, program or arrangement.

Sysco Code of Conduct Responsibility Statement

I have received a copy of the Sysco Code of Conduct and the related Frequently Asked Questions.  I have read them in their entirety, and I understand their contents and accept my obligation and responsibility for maintaining Sysco’s reputation for integrity.  By signing below, I commit to following both the letter and spirit of the Code in all my actions on behalf of Sysco.  I understand that violations of the Code of Conduct and Sysco’s policies are subject to disciplinary action, up to and including termination.

Name (Print)

Signature

Date

Department

Location

Please keep a copy of this Responsibility Statement for your records.  You will periodically be required to sign an acknowledgement form confirming that you have read the Code of Conduct and agree to abide by its provisions.  Failure to read the Code or sign the acknowledgement form does not excuse an associate from compliance with the Code.

Sysco Corporation
1390 Enclave Parkway
Hosuton, Texas 77077
T 281.584.1390

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